SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM N-8A

                      AMENDED NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

      Name: MERCURY INTERNET STRATEGIES FUND, INC.

      Address of Principal Business Office (No. & Street, City, State, and Zip
      Code):

                    800 Scudders Mill Road
                    Plainsboro, New Jersey  08536

      Telephone Number (including area code): (609) 282-2000

      Name and Address of Agent for Service of Process:

                    Michael J. Hennewinkel
                    800 Scudders Mill Road
                    Plainsboro, New Jersey  08536

                    Mailing Address:
                    P.O. Box 9011
                    Princeton, New Jersey  08543-9011

      Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    YES [X]                           NO [ ]

                                   SIGNATURES

Form of signature if the Registrant is an investment company having a Board of
Directors:


Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 15th day of March, 2000.


Signature:

                                      MERCURY INTERNET STRATEGIES FUND, INC.

                                      By:  /s/ Terry K. Glenn
                                          --------------------------------------
                                          Terry K. Glenn, Director and President

Attest:

By:  /s/ Donald C. Burke
    ---------------------------------------------
    Donald C. Burke, Vice President and Treasurer


                                       2